EXHIBIT 23.1

                             MICHAELSON & CO., P.A.
                          CERTIFIED PUBLIC ACCOUNTANTS
                            WEST PALM BEACH, FLORIDA




To the Board of Directors of
THE JACKSON RIVERS COMPANY



     Michaelson & Co., P.A. certified public accountants, hereby consents to the use of its opinion dated August 8, 2001, in connection with the SB-2 Registration Statement and Prospectus as filed with the Seucrities and Exchange Commission, and to the filing of a copy thereof as an exhibit thereto. We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.



                                          /S/ MICHAELSON & CO., P.A. CPA
                                          MICHAELSON & CO., P.A. CPA

Dated:  September 21, 2001